UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Yorkville Second Supplemental Agreement

As previously disclosed, on November 14, 2023, the Company entered into the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) pursuant to which the Company has the right to sell to Yorkville up to $250.0 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA.

In connection with the SEPA, and subject to the terms and conditions set forth therein, Yorkville initially agreed to advance to the Company, in the form of convertible promissory notes (the “Convertible Notes”), an aggregate principal amount of $15.0 million (the “Pre-Paid Advances”). In 2023, the Company issued two Convertible Notes to Yorkville for a combined principal amount of $10.0 million, resulting in net proceeds of $9.5 million, and in 2024 the Company issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to the Company of $4.8 million.

Pursuant to a Supplemental Agreement dated June 26, 2025, Yorkville agreed to advance to the Company, in the form of Convertible Notes, an additional $3.0 million subject to the terms and conditions set forth in the SEPA. During 2025, the Company issued five Convertible Notes to Yorkville for a combined principal amount of $3.0 million, resulting in net proceeds to the Company of $2.8 million.

On October 10, 2025, in connection with the SEPA, and subject to the terms and conditions set forth therein, the Company and Yorkville entered into a second Supplemental Agreement (the “Second Supplemental Agreement”), whereby Yorkville agreed to advance to the Company, in the form of Convertible Notes, additional funding of up to $3.0 million, from time to time in such amounts as the Company and Yorkville may mutually agree, and subject to the satisfaction of conditions precedent set forth in the Second Supplemental Agreement. Advances pursuant to the Second Supplemental Agreement are subject to a 10% original issue discount, and may be issued in increments such that the net principal increase incurred by such advance under the Second Supplemental Agreement to the aggregate principal amount of all Pre-Paid Advances then outstanding does not exceed $1.0 million.

Yorkville, in its sole discretion, may convert any portion of the outstanding balance under the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of the Fixed Price (as defined in each Convertible Note) or 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the date of the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than the Floor Price, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation.

As of October 10, 2025 the Floor Price in respect of the Convertible Notes was changed from $1.20 to $1.00 per share.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2025, Alexandra Plasencia, General Counsel of MSP Recovery, Inc. (the “Company”), submitted her resignation from that position, effective as of October 17, 2025. Ms. Plasencia will remain available to advise the Company, as needed, through November 30, 2025, to facilitate a smooth transition of her responsibilities.

Ms. Plasencia’s decision to resign was not the result of any disagreement with the Company, its management, operations, policies, or practices.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1	Yorkville Second Supplemental Agreement dated October 10, 2025
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: October 10, 2025

	By:	/s/ Francisco Rivas-Vasquez
	Name:	Francisco Rivas-Vasquez
	Title:	Chief Financial Officer